Exhibit 15.1

Ste.2201, Yuehai Financial Center,

No. 21 Zhujiang West Road, Guangzhou

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of MKDWELL Tech Inc. on Form S-8 (FILE NO. 333-294774) of our report dated April 29, 2026, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2024 and 2025 and for each of the three years in the period ended December 31, 2025 appearing in the Annual Report on Form 20-F of MKDWELL Tech Inc. for the year ended December 31, 2025.

Guangdong Prouden CPAs GP

Guangzhou, China

April 29, 2026